Filed Pursuant to Rule 433
Registration No. 333-253286
September 13, 2021
PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated September 8, 2021 (the “Preliminary Prospectus Supplement”))

Issuer:	The Southern Company
Security:	Series 2021B 1.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due September 15, 2081 (the “Notes”)
Ranking:	Unsecured and junior subordinated, ranking junior to all Senior Indebtedness and pari passu with existing junior subordinated notes
Format:	SEC Registered
Trade Date:	September 13, 2021
Expected Settlement Date:	September 16, 2021 (T+3)
Listing:	Intend to apply to list on the New York Stock Exchange; if approved for listing, trading expected to begin within 30 days of issuance
Issuer Ratings*:	Baa2 (Stable)/A- (Negative)/BBB+ (Stable)(Moody’s/Standard & Poor’s/Fitch)
Expected Ratings*:	Baa3 (Stable)/BBB (Negative)/BBB- (Stable)(Moody’s/Standard & Poor’s/Fitch)
Expected Initial Rating Agency Equity Credit:	Moody’s Basket B (25%); Standard & Poor’s Intermediate (50%) until the First Reset Date; Fitch (50%)
Principal Amount:	€1,250,000,000
Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Initial Public Offering Price:	100.000%
Maturity Date:	September 15, 2081
Reset Dates:	September 15, 2027 (the “First Reset Date”) and each fifth anniversary thereof
First Step-Up Date:	September 15, 2032
Second Step-Up Date:	September 15, 2047
Initial Margin:	2.108%, equal to the initial fixed rate of 1.875% minus the euro mid-market swap reference rate for a term of six years
Interest Rate:	(i) from (and including) the date of original issuance to (but excluding) the First Reset Date at an annual rate of 1.875%; (ii) from (and including) the First Reset Date to (but excluding) the First Step-Up Date at an annual rate equal to the Five-Year Swap Rate plus the Initial Margin; (iii) during each Reset Period, from (and including) the First Step-Up Date to (but excluding) the Second Step-Up Date, at an annual rate equal to the applicable Five-Year Swap Rate plus the Initial Margin plus 0.25%; and (iv) during each Reset Period, from (and including) the Second Step-Up Date, at an annual rate equal to the applicable Five-Year Swap Rate plus the Initial Margin plus 1.00%

Reference Six-Year Mid Swap Rate:	-0.233%
Re-offer Spread to Six-Year Mid Swap Rate:	210.8 basis points
Government Benchmark:	DBR 0.500% due August 15, 2027
Benchmark Yield:	-0.619%
Re-offer Spread to Benchmark:	249.4 basis points
Re-offer Yield:	1.875% per annum
Optional Deferral:	Up to 10 consecutive years per deferral
Optional Redemption:
Par Call:	In whole, but not in part, (i) on any date during the period commencing on (and including) June 15, 2027 (the “First Par Call Date”) to (and including) the First Reset Date (such period, the “First Par Call Period”), and (ii) on any Interest Payment Date falling thereafter (any such date, together with each date in the First Par Call Period, a “Par Call Date”), in each case at 100% of the principal amount, plus any accrued and unpaid interest thereon (including any Additional Interest)
Make-Whole Call:	In whole, but not in part, on any date other than a Par Call Date at Bund +40 basis points
Call for Tax Deductibility Event or Rating Agency Event:	In whole, but not in part, (i) prior to the First Par Call Date, at 101% of the principal amount, plus any accrued and unpaid interest thereon (including any Additional Interest) and (ii) on or after the First Par Call Date, at 100% of the principal amount, plus any accrued and unpaid interest thereon (including any Additional Interest)
Call for Tax Withholding Event or Substantial Repurchase Event:	In whole, but not in part, at 100% of the principal amount, plus any accrued and unpaid interest thereon (including any Additional Interest)
Replacement Intention:	Intentional replacement language subject to customary exemptions, as described under “Description of the Series 2021B Junior Subordinated Notes—Replacement Intention” in the Preliminary Prospectus Supplement
Interest Payment Dates:	Subject to the right to optionally defer interest payments, annually in arrears on September 15 of each year, beginning on September 15, 2022
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
CUSIP/ISIN/Common Code:	U84258 AF6 / XS2387675395 / 238767539
Legal Entity Identifier:	549300FC3G3YU2FBZD92
Clearance and Settlement:	Euroclear/Clearstream
Stabilization:	Stabilization/FCA
Law:	New York

Use of Proceeds:	Redemption of all or a portion of the $800,000,000 aggregate principal amount of the issuer’s Series 2016A 5.25% Junior Subordinated Notes due October 1, 2076 and to repay all or a portion of its outstanding commercial paper borrowings. Any remaining net proceeds will be used for other general corporate purposes.
Joint Structuring Agents and Joint Book-Running Managers:	Barclays Bank PLC J.P. Morgan Securities plc Morgan Stanley & Co. International plc
Joint Book-Running Managers:	Citigroup Global Markets Limited Goldman Sachs & Co. LLC RBC Europe Limited U.S. Bancorp Investments, Inc.
Co-Managers:	Banco Bilbao Vizcaya Argentaria, S.A. Banco Santander, S.A. Intesa Sanpaolo S.p.A.
Target Market:	The manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients (all distribution channels). The Notes will not be available for sale to European Economic Area or United Kingdom (“UK”) retail investors, and no Regulation (EU) No 1286/2014 (“PRIIPs”) or UK PRIIPs key information document will be prepared.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The terms “Additional Interest,” “Five-Year Swap Rate,” “Reset Period,” “Rating Agency Event,” “Senior Indebtedness,” “Tax Deductibility Event,” “Tax Withholding Event” and “Substantial Repurchase Event” have the meanings ascribed to them in the Preliminary Prospectus Supplement. For purposes of the definition of “Five-Year Swap Rate” in the Preliminary Prospectus Supplement and the related provisions described under “Description of the Series 2021B Junior Subordinated Notes—Benchmark Discontinuation—Fallback” in the Preliminary Prospectus Supplement, the euro mid-market swap reference rate for a term of five years at the time of pricing of the Notes is -0.294% per annum.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by contacting The Southern Company collect at 1-404-506-0727, Barclays Bank PLC toll free at 1-888-603-5847, J.P. Morgan Securities plc collect at 212-834-4533 or Morgan Stanley & Co. International plc toll free at 1-866-718-1649.